PERSONAL AND CONFIDENTIAL

May 5, 2020

Stephen McMillan

Dear Steve,
I am very pleased to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or “Company”) as President and Chief Executive Officer, based in San Diego, and reporting to the Teradata Board of Directors (the “Board”), subject to the conditions set forth below.
This letter outlines the key elements of your compensation and related arrangements.
Base Salary: You shall receive a base salary of $800,000 on an annualized basis, less applicable taxes and withholdings, which would be paid on the Company’s normal bi-weekly payroll schedule and subject to change upon mutual agreement.
Management Incentive Plan: You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and Human Resource Committee of the Board (the “Committee”) establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. Your MIP target incentive opportunity shall equal 125% of your eligible gross base salary, which would bring your total targeted annual incentive compensation opportunity to $1,000,000. The period of your eligibility under the MIP will begin upon your start date of employment. The first plan year of your incentive opportunity will be pro-rated based on the time you are active in the plan year. Incentive awards are subject to discretionary adjustment by the Committee together with the other independent members of the Board as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year. Historically, annual incentive awards under the MIP have been paid out in cash.
Annual Equity Award (Performance-Based / Restricted Share Units): You will be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee together with the other independent members of the Board in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion. Your annual equity award for 2020 shall have a target value of $8,500,000 (the “2020 Equity Award”). The actual number of shares for your 2020 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including, the date of formal Board approval of your appointment. The 2020 Equity Award shall be effective the first business day following your hire date and allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2020 and achievement of the same goals applicable to other senior executives of Teradata) and 40% to RSUs (vesting in three (3) equal annual installments). The 2020 Equity Award will be governed by the terms and conditions of your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award. In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period. Notwithstanding the foregoing, in the event that
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the Company terminates your employment without Cause (as defined in the Teradata 2012 Stock Incentive Plan, as amended (the “Plan”)) and not as a result of your disability or death, or you resign from the Company for Good Reason (as defined below), then you shall be entitled to pro-rated vesting of the PBRSUs and RSUs underlying the 2020 Equity Award, determined under the pro-ration methodology employed by the Company from time-to-time (provided that your years of vesting service for this purpose only shall be no less than 2 years) and, in the case of PBRSUs for which the applicable performance period has not been completed as of the date of termination, subject to actual achievement of the applicable performance goals, as determined by the Committee after the end of the performance period.
“Good Reason” means the occurrence of any of the following events without your prior written consent in the event they are not remedied by the Company within thirty (30) days after receipt of written notice thereof given by you to the Company’s General Counsel: (a) a material reduction in your authority, duties and responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith; (b) any reduction in your annual base salary; (c) the failure to pay annual or long-term incentive compensation to which you are otherwise entitled under the terms and conditions of the applicable Company incentive plan, at the time at which such compensation is otherwise payable in the ordinary course of business or as soon thereafter as administratively feasible; (d) a reduction of five percent (5%) or more in your “target” or “maximum” annual or long-term incentive opportunity (other than any such reduction that is applied across-the-board to senior executives of Teradata); (e) the failure by the Company to continue in effect any equity compensation plan in which you participate, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to you, or the failure by the Company to continue your participation in any such equity compensation plan on substantially the same basis, in terms of the level of your participation relative to other participants, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith; or (f) except as required by law, the failure by the Company to continue to provide to you employee benefits substantially equivalent, in the aggregate, to those enjoyed by you under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the life insurance, medical, dental, health and accident, disability retirement, and savings plans, other than a reduction of such benefits, in the aggregate, of less than 5% of aggregate value of such benefits.
New Hire Grant Restricted Stock Unit Award: Teradata shall award you a one-time grant of service-based RSUs (the “New Hire Grant”) with a target value of $4,662,327, which is equal to the product of (i) the number of share units that you will forfeit upon resignation from your current employer, which we agree equals 36,096 share units, and (ii) the preceding 20-day average of your current employer’s common stock prior to, but not including, the date of formal Board approval of your appointment (the “Target Value”). The actual number of RSUs for your New Hire Grant will be determined by dividing the Target Value by the preceding 20-day average of Teradata’s common stock prior to, but not including, the date of formal Board approval of your appointment. The New Hire Grant will be effective the first business day following your hire date and vest as follows: (i) 45% of the RSUs on December 1, 2020, (ii) 42% of the RSUs on the first anniversary of the date of grant, and (iii) the remaining RSUs (i.e., 13% of the RSUs) on the second anniversary of the date of grant, in each case subject to your continued employment with Teradata and subject to the other terms and conditions set forth in the applicable equity award agreement. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (as defined in the Plan) and not as a result of your disability or death, or you resign from the Company for Good Reason (as defined above), then any unvested portion of the New Hire Grant shall vest in full.
Cash Signing Bonus: You will receive a one-time cash signing bonus in the amount of $500,000, minus applicable taxes and withholdings, which shall be payable to you in the first payroll cycle after you have completed thirty (30) days of continuous and satisfactory employment with Teradata.
If, after receipt of your signing bonus, your employment is terminated for Cause (as defined in the Plan) or if you terminate your employment for any reason other than Good Reason (as defined above) within twelve (12) months of your first day of employment with Teradata, you agree to repay $250,000 (net of taxes) of the signing bonus, and Teradata may withhold these sums from any compensation otherwise due to you. If your employment is terminated for Cause (as defined in the Plan) or if you terminate your employment for any reason other than Good Reason (as defined above) between twelve (12) and twenty-four (24) months of your first day of employment with
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Teradata, you agree to repay $125,000 (net of taxes) of the signing bonus, and Teradata may withhold these sums from any compensation otherwise due to you.
Stock Ownership Guidelines: The Chief Executive Officer position is subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee, currently, 6x annual base pay for the CEO, which are subject to change from time to time at the Committee’s discretion.
Executive Severance Plan and Change in Control Plan: You shall participate as a Level I participant in the Teradata Executive Severance Plan (the “ESP”) and shall participate under the Teradata Change in Control Severance Plan (the “CIC Plan”). You shall be designated by the Committee as an eligible participant in both plans effective upon your start date of employment with Teradata; however, each plan is subject to amendment or termination by Teradata in accordance with the terms of each plan, and your participation in the ESP is subject to your signing a participation agreement under the ESP. A copy of each plan, as well as the participation agreement for the ESP reflective of the provisions of this offer letter, will be provided to you under separate cover.
Your participation agreement under the ESP shall provide that (i) a Qualified Termination (as defined in the ESP) includes termination of your employment by you for Good Reason (as defined above) at any time (and not just in connection with a change in control), and (ii) upon a Qualified Termination (as defined in the ESP and as modified by the foregoing clause (i)), in addition to any applicable vesting provided for under Section 4(b)(v) of the ESP or the applicable award agreement, and subject to the terms and conditions of the ESP, with respect to any outstanding but unvested PBRSUs or RSUs, (a) you will be treated as having attained age 55 at the time of your termination of employment for purposes of determining the vesting of such awards under Section 4(b)(v) of the ESP, and (b) the additional year of vesting credit provided under Section 4(b)(v)(ii) of the ESP for purposes of calculating the vesting of RSU awards shall also be provided to you for purposes of determining the vesting of PBRSU awards, provided that payout of any such PBRSUs shall be subject to actual performance results as determined by the Committee after the end of the applicable performance period.
Travel Allowance: Because your principal place of employment will be Teradata’s office in San Diego, California when you are not otherwise traveling for business, subject to Committee approval, you will be eligible to commute to San Diego to perform your duties hereunder. You shall receive a gross monthly allowance of $15,000 to cover these commuting costs, such as the cost of airfare, lodging and a rental car or ride services (the “Allowance”). The Allowance shall be treated as taxable compensation to you but shall not be considered a part of your normal or expected compensation for purposes of calculating severance payments, bonuses, long-service awards or retirement benefits or similar payments. The Company shall have no other obligation to reimburse you for any costs related to your commuting expenses, nor will it assume any liability for lease agreements should you wish to lease an apartment. The Allowance may be revisited by the Committee on an annual basis.
Travel: Any business-related travel will be reimbursed as a Company business expense. Such expenses include the cost of airfare, lodging, and a rental car or ride services. Travel expenses will be reimbursed upon receipt, in accordance with the Company’s Travel and Expense Policy. In addition, in connection with any business travel for the Company and your commute to San Diego, notwithstanding anything to the contrary in the Company’s Travel and Expense Policy, you will be permitted to fly business or first class for flights of any duration whether internationally or domestically.
Tax Matters: Notwithstanding any other provision of your offer letter, Teradata may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.
Benefits: As an employee of the Company, you will be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. A full description of these benefits is available for your review. Teradata may change its benefit programs from time to time in its discretion; provided; however, that your prior consent will be required in the event that the Company material reduces your aggregate benefit levels unless such changes are required by applicable law.
Indemnification and D&O Coverage: The Company shall indemnify you to the full extent provided for in its corporate certificate of incorporation, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and officers and to the maximum extent that the Company
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indemnifies any of its other directors and officers, and you will be entitled to the protection of the insurance policies the Company maintains generally for the benefit of its directors and officers against all costs, charges, liabilities and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its affiliates or you serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this letter) pursuant to the terms and conditions of such policies.
Board Service: The Board shall elect you as a director of Teradata upon commencement of your employment. During your service as Chief Executive Officer of Teradata, the Company shall cause the Committee on Directors and Governance of the Board (the “Governance Committee”) to nominate you to serve as a member of the Board each year that your term of Board service is to be slated for reelection to the Board. If the Company’s stockholders vote in favor of the Governance Committee’s nomination for you to serve as a member of the Board, you agree to serve in such capacity. Any service on the Board shall be without additional compensation. Notwithstanding the foregoing, upon the termination of your service as Chief Executive Officer (whether voluntarily or involuntarily or as a result of resignation or removal), you shall immediately resign from all positions that you hold or have ever held with the Company and its affiliates, including your position on the Board. You agree to execute any and all documentation to effectuate such resignations upon request by the Company but shall be treated for all purposes as having so resigned upon removal or resignation as Chief Executive Officer, regardless of when or whether you execute any such documentation.
Legal Fee Reimbursement: The Company agrees to reimburse you for reasonable attorney’s fees associated with legal review of this letter in an amount up to $10,000, upon receipt of invoice(s) for such fees.
By accepting an offer of at-will employment, you must agree to the Conditions of Employment outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata, satisfactory outcome of background and reference checks, and proof of identity and legal authorization to work.
Upon commencement of your employment, this letter, together with Attachment A and your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Teradata. It will supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by you and an officer of Teradata.
Steve, we are excited to provide this offer and look forward to the contributions you will bring to the Teradata team and we know that you share this enthusiasm. The offer assumes a start date of June 8, 2020, unless otherwise mutually agreed.
If you have any questions regarding the details set forth above, please do not hesitate to contact me.
Sincerely,
TERADATA CORPORATION
By:_____________________________________
Michael P. Gianoni, Chairman

ACCEPTANCE:

I accept the offer of employment by Teradata Corporation on the terms described in this letter.
_____________________________________
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Stephen McMillan

Date:________________________________

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ATTACHMENT A
CONDITIONS OF EMPLOYMENT
Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria outlined below. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. You assume any and all risks associated with terminating any prior or current employment or making any financial or personal commitments based upon Teradata’s conditional offer.
Pre-employment Background and Reference Checks: This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials. Following acceptance of the offer you will receive an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link to initiate the background check process. Please submit your information within three days of receipt of the link.
U.S. Employment Eligibility. As required by federal law, you must provide satisfactory proof of your right to work in the United States. You will be required to complete an I-9 form and submit acceptable documentation (as noted in the I-9 form) verifying your identity and work authorization within three (3) days of your employment start date.
Confidential Information. You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclose of Teradata’s proprietary information, among other obligations.
Mutual Agreement to Arbitrate. You must read, execute, and agree to abide by Teradata’s Mutual Agreement to Arbitrate all Employment Related Claims, which provides for final and binding arbitration of any unresolved employment-related disputes that may arise between you and Teradata.
Code of Conduct & Conflicts of Interest Certifications. You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Teradata’s Code of Conduct, which includes the contact information for Teradata’s Ethics Helpline, will be provided to you on your first day of employment, and can also be accessed here: https://assets.teradata.com/pdf/Code-of-Conduct.pdf. You will be required to take Teradata’s Code of Conduct training and certify in writing your commitment to reading and complying with the Code of Conduct and disclosing all conflicts in interest no later than thirty (30) days after your employment start date. An email with a link to the training will be sent you on or shortly after your start date of employment.
No Employment Restrictions. By accepting and signing this document, you certify to Teradata that you are not subject to any restrictions by virtue of any prior employment which would preclude or restrict you from performing the position being offered in this letter, such as non-competition, non-solicitation, or other work-related restrictions. This offer is further conditioned upon Teradata confirming that there are no export restrictions applicable to your employment
No Improper Use of Information of Prior Employers and Others. Teradata respects the intellectual property rights of other companies. You should not bring with you to your Teradata position any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, nor in any other way disclose or use such information while employed by Teradata. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Teradata. Your managers and colleagues will be instructed to not accept any such confidential information of another company, and you will be subject to discipline up to and including termination of employment for disclosure of such information.
Employment At Will. This document reflects the general description of the terms and conditions of your employment with Teradata. Teradata has in place other policies which govern your employment relationship with Teradata, which it may change from time to time in its discretion. Your offer letter, this attachment, and these policies are not a contract of employment for any definite duration of time. Your employment at Teradata will be “at-will”, meaning either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason whatsoever. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Teradata.